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                                                                    Exhibit 23.6

                           CONSENT OF FUTURE DIRECTOR




Board of Directors
Graphix Zone, Inc.

     I consent to the use of my name in the Joint Proxy Statement/Prospectus of Graphix Zone, Inc., a Delaware corporation ("Graphix Zone") and to the references regarding my future position as a director of Graphix Zone, Inc. under the heading "New GZ Management." My directorship will not become effective until the Effective Time of the Reorganization (as those terms are defined in the Joint Proxy Statement/Prospectus).

Irvine, California

May 10, 1996

                                        /s/ Thomas C.K. Yuen
                                        -----------------------------------
                                        Thomas C.K. Yuen